EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of  common stock, $0.01 par value, of TPI Composites, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1).  This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 10, 2017

GE VENTURES LIMITED

By:	/s/ Kelly Warrick
Name: Kelly Warrick
Title: Authorized Signatory

GENERAL ELECTRIC COMPANY

By:	/s/ Kelly Warrick
Name: Kelly Warrick
Title: Attorney-in-fact